Exhibit 99

Marine Products Corporation to

Present at the B. Riley & Co. and

Great American Group Consumer Conference

ATLANTA, September 11, 2015 – Marine Products Corporation (NYSE: MPX) announces today that it will make a presentation and meet with institutional investors at the B. Riley & Co. and Great American Group Consumer Conference in New York on Wednesday, September 16, 2015 at 3:30 p.m. Eastern Time.

The presentation will provide a corporate overview, highlight Marine Products Corporation’s position in the recreational pleasure boat market and discuss the most recently published financial results. Management's remarks will be available in real time at Marine Products Corporation investor website, www.marineproductscorp.com, and will be archived for a period of 90 days following the presentation.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive, jet drive and outboard pleasure boats, and Robalo offshore sport fishing boats.  The Company continues to diversify its product lines through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

For information about Marine Products Corporation or this event, please contact:

Jim Landers

Vice President, Corporate Finance

(404) 321-2162

jlanders@marineproductscorp.com

Sharon Lennon

Manager, Investor Relations

(404) 321-2172

slennon@marineproductscorp.com